Exhibit 99.1

GLYCOMIMETICS APPOINTS SCOTT KOENIG OF MACROGENICS

TO BOARD OF DIRECTORS

Two Long-Time Board Members to Step Down

After Company’s 2017 Annual Meeting

ROCKVILLE, MD, March 13, 2017 –  GlycoMimetics, Inc. (NASDAQ: GLYC) announced today the appointment of Scott Koenig, M.D., Ph.D., to its Board of Directors. Dr. Koenig is President and Chief Executive Officer and a member of the Board of Directors of MacroGenics (NASDAQ: MGNX), a company specializing in antibody-based therapies for cancers and other diseases. He also serves as Chairman of the Board of the Applied Genetic Technologies Corporation (NASDAQ: AGTC).

“We are delighted to have someone with the breadth and depth of Dr. Koenig’s scientific and business expertise join our Board of Directors as we move our portfolio of product candidates into later stages of clinical development and closer to commercialization,” said Rachel King, CEO of GlycoMimetics. “His more than 30 years of accomplishment and leadership in research and biotechnology, and his specific work at the helm of a company dedicated to cancer therapeutics, will be true assets to the GlycoMimetics team.”

Dr. Koenig has been President, CEO and a director of MacroGenics since 2001 and was one of the company’s founders. Previously, he was Senior Vice President of Research at MedImmune, participating in the selection and maturation of the company’s product pipeline. Before that, he worked in the National Institute of Allergy and Infectious Diseases’ Laboratory of Immunoregulation.  In addition to serving as Chair of the Applied Genetic Technologies Corporation, he also serves as a member of the Board of Directors of the Biotechnology

Innovation Organization (BIO) and the International Biomedical Research Alliance, and co-chairs the Scientific Advisory Board of the Institute for Bioscience and Biotechnology Research (IBBR) at the University of Maryland. Previously, he served as a member of the Scientific Management Review Board at the NIH, and of the Board of Directors of Children’s National Health System, where he was also the Chairman of the Board of the Children’s Research Institute.  He received his M.D. from the University of Texas Health Science Center in Houston, and his Ph.D. and A.B. from Cornell University.

“I’m honored to serve on the Board of Directors of GlycoMimetics, and to help guide their efforts to advance their promising drug candidates,” said Dr. Koenig. “I’ve observed many biotechnology companies as they have worked through the drug development and approval process, and am particularly impressed with the potential of GlycoMimetics and its product candidate portfolio. We share a dedication to making a meaningful difference for those facing unmet medical needs.”

In addition to the appointment of Dr. Koenig, GlycoMimetics also announced that two of its long-standing Board members would be stepping down. Franklin Top, Jr., M.D., will not be running for re-election when his term expires after the Company’s upcoming Annual Meeting. John J. Baldwin, Ph.D., has also notified the Board of his intention to resign, effective after the GlycoMimetics Annual Meeting.

“I am so grateful for the insights and contributions that Drs. Top and Baldwin have provided to the GlycoMimetics team over the years they have served on our Board of Directors,” said Mrs. King. “They have each played a critical role in the success of GlycoMimetics,  and they will be sincerely missed.”

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on cancer and sickle cell disease. GlycoMimetics' most advanced drug candidate, rivipansel, a pan-selectin antagonist, is being developed for the treatment of vaso-occlusive crisis in sickle cell disease and is being evaluated in a Phase 3 clinical trial being conducted by its strategic collaborator, Pfizer.

GlycoMimetics' wholly-owned drug candidate, GMI-1271, an E-selectin antagonist, is being evaluated in an ongoing Phase 1/2 clinical trial as a potential treatment for AML and in a Phase 1 clinical trial in multiple myeloma. GlycoMimetics has also recently initiated a clinical trial with a third drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding GlycoMimetics’ planned activities with respect to the clinical development of its drug candidates,  GMI-1271 and GMI-1359.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the availability and timing of data from ongoing clinical trials, the uncertainties inherent in the initiation of future clinical trials, whether interim results from a clinical trial will be predictive of the final results of the trial or results of early clinical trials will be indicative of the results of future trials, expectations for regulatory approvals, availability of funding sufficient for GlycoMimetics’ foreseeable and unforeseeable operating expenses and capital expenditure requirements, other matters that could affect the availability or commercial potential of GlycoMimetics’ drug candidates and other factors discussed in the “Risk Factors” section of GlycoMimetics’ Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on February 29, 2016, and other filings GlycoMimetics makes with the Securities and Exchange Commission from time to time. In addition, the forward-looking statements included in this press release represent GlycoMimetics’ views as of the date hereof. GlycoMimetics anticipates that subsequent events and developments may cause its views to change. However, while GlycoMimetics may elect to update these forward-looking statements at some point in the future, GlycoMimetics specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing GlycoMimetics’ views as of any date subsequent to the date hereof.

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Source: GlycoMimetics

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